UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 27, 2005

FLEXTRONICS INTERNATIONAL LTD.

(Exact name of registrant as specified in its charter)

Singapore	0-23354	Not Applicable
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Marina Boulevard, # 28-00, Singapore	018989
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6890-7188

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On May 27, 2005, Flextronics International Ltd. (the “Company”) amended and restated its revolving credit facility with ABN AMRO Bank N.V., as administrative agent, ABN AMRO Incorporated, as lead arranger and sole bookrunner, The Bank of Nova Scotia, as co-lead arranger and syndication agent, Bank of America, N.A., Citicorp USA, Inc., Deutsche Bank AG, New York Branch and BNP Paribas, as co-documentation agents, Credit Suisse, Cayman Islands Branch, Merrill Lynch Capital Corporation and Skandinaviska Enskilda Banken AB, as senior managing agents, HSBC Bank USA, National Association, Barclays Bank PLC, KeyBank National Association, Royal Bank of Canada and UBS Securities LLC, as managing agents, Bank of America, N.A., as the issuer of letters of credit thereunder, and the lenders named therein. As part of the amendment and restatement, the credit facility was increased from $1.1 billion to $1.35 billion and the maturity date was extended from March 2008 to May 2010.

The credit facility consists of two separate credit agreements, one providing for up to $1.105 billion principal amount of revolving credit loans to the Company and designated subsidiaries and one providing for up to $245 million principal amount of revolving credit loans to a U.S. subsidiary of the Company. Borrowings under the credit facility bear interest, at the Company’s option, either at (i) the base rate (the greater of the agent’s prime rate or 0.50% plus the federal funds rate) plus the applicable margin for base rate loans ranging between 0.0% and 0.125%, based on our senior debt credit ratings as determined by Standard & Poor’s Rating Service and Moody’s Investor Service; or (ii) the LIBO Rate (the London Interbank Offered Rate) plus the applicable margin for LIBOR loans ranging between 0.625% and 1.125%, based on our credit ratings. The Company is required to pay a quarterly commitment fee ranging from 0.125% to 0.250% per annum on the unutilized portion of the credit facility and, if the utilized portion of the facility exceeds 33% of the total commitment, a quarterly utilization fee ranging between 0.125% to 0.250% on such utilized portion, in each case based on the Company’s credit ratings. The Company is also required to pay letter of credit usage and issuance fees ranging between 0.650% and 1.250% per annum (based on our credit ratings) on the amount of the daily average outstanding letters of credit.

The credit facility is unsecured, and contains certain restrictions on the Company’s and our subsidiaries’ ability to (i) incur certain debt, (ii) make certain investments, (iii) make certain acquisitions of other entities, (iv) incur liens, (v) dispose of assets, (vi) make non-cash distributions to shareholders, and (vii) engage in transactions with affiliates. These covenants are subject to a number of significant exceptions and limitations. The credit facility also requires that the Company maintain a maximum ratio of total indebtedness to EBITDA (earnings before interest expense, taxes, depreciation, and amortization) and a minimum fixed charge coverage ratio, as defined, during the term of the credit facility. Borrowings under the credit facility are guaranteed by the Company and certain of its subsidiaries.

The foregoing description of the amended and restated revolving credit facility is qualified in its entirety by reference to the complete terms and conditions of the Amended and Restated

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Credit Agreements, which are filed as Exhibits 4.01 and 4.02 to this Report on Form 8-K.

Some of the lenders under the credit facility and/or their affiliates have from time to time performed and may in the future perform various commercial banking, investment banking and other financial advisory services for the Company and/or its subsidiaries in the ordinary course of business, for which they received or will receive customary fees and commissions.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

The following exhibits are filed with this Report on Form 8-K:

Exhibit

4.01	Credit Agreement dated as of May 27, 2005 among Flextronics International Ltd., the lenders named therein, ABN AMRO Bank N.V., as administrative agent, ABN AMRO Incorporated, as lead arranger and sole bookrunner, The Bank of Nova Scotia, as co-lead arranger and syndication agent, Bank of America, N.A., Citicorp USA, Inc., Deutsche Bank AG, New York Branch and BNP Paribas, as co-documentation agents, Credit Suisse, Cayman Islands Branch, Merrill Lynch Capital Corporation and Skandinaviska Enskilda Banken AB, as senior managing agents, HSBC Bank USA, National Association, Barclays Bank PLC, KeyBank National Association, Royal Bank of Canada and UBS Securities LLC, as managing agents, and Bank of America, N.A., as the issuer of letters of credit thereunder.*

4.02	Credit Agreement dated as of May 27, 2005 among Flextronics International USA, Inc., the lenders named therein, ABN AMRO Bank N.V., as administrative agent, ABN AMRO Incorporated, as lead arranger and sole bookrunner, The Bank of Nova Scotia, as co-lead arranger and syndication agent, Bank of America, N.A., Citicorp USA, Inc., Deutsche Bank AG, New York Branch and BNP Paribas, as co-documentation agents, Credit Suisse, Cayman Islands Branch, Merrill Lynch Capital Corporation and Skandinaviska Enskilda Banken AB, as senior managing agents, HSBC Bank USA, National Association, Barclays Bank PLC, KeyBank National Association, Royal Bank of Canada and UBS Securities LLC, as managing agents, and Bank of America, N.A., as the issuer of letters of credit thereunder.*

*	Schedules have been omitted. The registrant agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FLEXTRONICS INTERNATIONAL LTD.

Date: June 2, 2005	By:	/s/ Thomas J. Smach
		Name:	Thomas J. Smach
		Title:	Chief Financial Officer

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